SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

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                            FORM 8-K



                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                         August 16, 1995
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                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
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       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
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    (State or other         (Commission        (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                      Tacoma, Washington 98477
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              (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                         (206) 924-2345


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Item 5.  Other Events

On August 16, 1995, the Company announced that it plans to take a charge to earnings, subject to audit, that will reduce 1995 third quarter after-tax earnings by an estimated $184 million, or 90
cents per share.   The charge is $290 million on a pre-tax basis.
This charge is caused by the revaluation of certain real estate assets as a result of: a) the Company's implementation of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and b) the Company's decision to accelerate the disposition of some of those real estate assets.

Following the issuance of SFAS No. 121 in March of this year, the Company reviewed all assets that are subject to this new accounting standard. The Company has concluded that some real estate assets of two Company subsidiaries, Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services, Inc., are affected by the new accounting standard. No other assets of the Company are presently affected by the new standard.

As a result of the review to assess the impact of this new accounting standard and other business reviews, the Company decided to accelerate the disposition of selected real estate assets held by Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services, Inc. The charge reflects both the implementation of the new accounting standard and the decision to accelerate the disposition of selected real estate assets.

Weyerhaeuser Real Estate Company holds about $1.6 billion of real estate assets and Weyerhaeuser Financial Services, Inc. holds about $.4 billion of real estate assets, for a total of $2 billion. The pre-tax charge of $290 million applies to about $600 million of those assets. With respect to Weyerhaeuser Real Estate Company, the amount of the charge on a pre-tax basis is an estimated $232 million and with respect to Weyerhaeuser
Financial Services, Inc., the amount of the charge on a pre-tax basis is an estimated $58 million.




                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   WEYERHAEUSER COMPANY



                                   By      /s/ Sandy D. McDade
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                                   Its:           Secretary
Date:  August 16, 1995

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